Exhibit 99.2

CARAUSTAR

2004 Third Quarter Results

Moderator: Tom Brown

10-27-04/1:00 pm CT

NOTE: THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS AS A RESULT OF THE TRANSCRIPTION PROCESS, FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE. ANY CORRECTIONS THAT HAVE BEEN MADE TO THIS TRANSCRIPT HAVE BEEN NOTED AS SUCH IN PARENTHESES.

CARAUSTAR

2004 Third Quarter Results

October 27, 2004

1:00 pm CT

Conference Coordinator:	Good day, everyone, and welcome to the 2004 Third Quarter Financial Results for Caurastar.

At this time all sites are now on the conference line in a listen-only mode. There will be an opportunity for questions later in the program. Instructions for submitting a question will be given at that time. If anyone requires assistance at any time during the program, you may signal an operator by pressing Star 0 on your touch-tone phone.

It is now my pleasure to introduce the President and CEO of Caurastar, Mr. Tom Brown. Go ahead please.

Tom Brown:	Thank you, (Matt).

Welcome to the Caurastar Third Quarter conference call. With me are Mike Keough, COO, soon to be CEO, Ron Domanico, CFO, and Bill Nix, our Corporate Controller.

Before the call I’d like to go through the forward statement disclaimer. The company’s presentation today contains certain forward-looking statements including statements regarding the expected effect of certain events upon the company’s future operating results.

These statements involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such forward-looking statements. And for a discussion of factors that could cause actual results to vary from those expressed or implied in the forward-looking statements you should refer to the text of the company’s press release issued today regarding these matters and to the company’s filings with the Securities and Exchange Commission.

CARAUSTAR

2004 Third Quarter Results

Moderator: Tom Brown

10-27-04/1:00 pm CT

NOTE: THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS AS A RESULT OF THE TRANSCRIPTION PROCESS, FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE. ANY CORRECTIONS THAT HAVE BEEN MADE TO THIS TRANSCRIPT HAVE BEEN NOTED AS SUCH IN PARENTHESES.

So going forward I’m going to turn the entire call over to Mike and Ron. My retirement date nears, and you should really be hearing from those two gentlemen. I’ll remain on the call along with Bill Nix to help field Q&A issues that should follow Ron’s comments.

So with that, Mike Keough.

Mike Keough:	Thank you, Tom, and good afternoon, all. You’ve had a chance to review the Caurastar press release. And the point of this call is to talk about the quarter and to share insights about the numbers, and general markets we compete in. As Tom pointed out, Ron and I will handle the initial comments, but all four of us will be available for questions at the end of our prepared comments.

The big picture explanation of our quarter would be characterized by the following six broad comments. Number one, I would point out that the company and the industry is still in the recovery mode after three very difficult years.

Two, our financials were clearly impacted by right size and other non-recurring costs. Ron will discuss those in greater detail.

Three, Caurastar continues to generate solid cash. Even with servicing bond debt and buying back some bonds this past quarter our cash position continues to be very strong.

Fourth, Caurastar had strong volumes in most segments we compete in. And the numbers that we’ll talk about clearly show that we’re outpacing the industry.

Five, pricing has fallen short of our early expectations. But price/mix is a complex equation. And we believe we’ve recovered more than the numbers show. We’ll take you through that methodology. We also believe that there’s more price recovery on the way.

And six, Caurastar management has a bias to strategic and tactical actions can improve Caurastar short-term and long-term. And if you take a look at our right sizing initiatives, I think they clearly point to that statement.

Again, Ron will go deeper into the financials, but I wanted to give some performance indicators that helped shape the quarter.

CARAUSTAR

2004 Third Quarter Results

Moderator: Tom Brown

10-27-04/1:00 pm CT

NOTE: THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS AS A RESULT OF THE TRANSCRIPTION PROCESS, FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE. ANY CORRECTIONS THAT HAVE BEEN MADE TO THIS TRANSCRIPT HAVE BEEN NOTED AS SUCH IN PARENTHESES.

If you take a look at the Caurastar mill volume, our mill volume third quarter of ‘04 versus a year ago same period was up 10% while the industry was up 4%, clearly outpacing the industry.

Gypsum volumes were up 30%. And that is Sweetwater and the facing that comes out of PBL Q3 over Q3 while the industry was up 9%. So the industry was very strong, but we were very, very strong.

PBL by the way was up 80% on the facing side Q3 over Q3, an unbelievable number, but maybe a number that shouldn’t surprise us because we’ve talked about that investment.

Other specialty business was up 22% to Caurastar and the industry was up 2%. Tube and core tons were up 6% for Caurastar this quarter Q3 over Q3. And the industry was up 10%.

Folding carton board shipments were down 3%. And the industry was relatively flat. We’ll talk about that a little bit later. But keep in mind that we did idle a coated machine a year ago.

Demand in general is good in most segments. And we continue to have very firm backlogs. And we’ll talk about it when I get into the business segment.

Although we’re reporting a net loss of 2 cents a share, we’ve incurred 20 cents per share this quarter of non-recurring charges that were highlighted in the press release. Ron will go into those in more detail.

Equity and income from unconsolidated affiliates continues to be very strong with great demand for gypsum paper and wallboard products coming out of PBL and Standard Gypsum JVs. I use the word good describing demand for most of our products. Robust or great is a correct word to describe demand for gypsum facing paper and wallboard demand. Demographic projections coupled with solid housing starts coming out of the summer statistics, which were up right at 2%, point to a continued strong segment in both facing and wallboard.

Specific to PBL, our volumes continue to be strong for both gypsum and medium. Our facing business is now the primary grade at the PBL mill. And it’s right at 60% of our total shipments on a monthly basis.

CARAUSTAR

2004 Third Quarter Results

Moderator: Tom Brown

10-27-04/1:00 pm CT

NOTE: THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS AS A RESULT OF THE TRANSCRIPTION PROCESS, FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE. ANY CORRECTIONS THAT HAVE BEEN MADE TO THIS TRANSCRIPT HAVE BEEN NOTED AS SUCH IN PARENTHESES.

The demand for PBL facing sheet continues to grow. And we’ve moved additional business from Sweetwater to PBL because of market demand. In effect we have moved better priced business to our JV, and it has pricing implications back to the Caraustar system. Sweetwater continues to be full, but we backfill with business that does not have the same margins.

Right now I’d like to discuss our business segments, highlight fiber and energy trends, and finish up with price recovery activities. Let’s talk about our mill group.

Our mill system ran at 95 1/2% of capacity, up slightly from Q2. This is compared to an industry number of 92 1/2% for the past two quarters. My guess in the Q&A we’ll get back to the implications of the industry at 92 1/2%.

Our uncoated system had great demand during third quarter. Our coated system had the strongest volume quarter in 2004. We continue to work very hard in balancing our coated recycled system with more internal integration meaning CPG our folding carton group, outside selling in other initiatives. With very strong demand for virgin grade specifically SBS and CUK and climb in prices, our sprayed product offerings have very good interest in the marketplace. And we see and anticipate further convergence.

Going from those to tubes, cores, composite cans, we have good backlog, good shipments, and a mature business. Shipments are up 2.2% Q3 versus a year ago. Sequentially the number was up 2%. Our price recovery activities have been impacted by mix and the realities of the marketplace.

Although the press release shows tubes and cores down $2 a ton Q3 versus Q3, we’re actually up $25 a ton over Q4 of ‘03, which was the trough period in the cycle.

Mix is a big part of the price swings in the segment. And we’re in the middle of a second price increase with tubes and cores. And early indications point to a solid price recovery campaign.

Keep in mind — and I’ll talk about price a little bit later — keep in mind that the segment is very mature. It offers stable but limited growth. And the numbers tell us that there is still some spark in the segments in the US economy.

CARAUSTAR

2004 Third Quarter Results

Moderator: Tom Brown

10-27-04/1:00 pm CT

NOTE: THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS AS A RESULT OF THE TRANSCRIPTION PROCESS, FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE. ANY CORRECTIONS THAT HAVE BEEN MADE TO THIS TRANSCRIPT HAVE BEEN NOTED AS SUCH IN PARENTHESES.

On the folding carton side we call the group CPG. (Steve Kelchen) now runs our Custom Packaging Group, largely made up of folding carton plant. (Steve) is an industry veteran with 26 years. And we’re very pleased to have him in this leadership position.

We’re in the process of consolidating our Charlotte plant as we speak. And this business is being moved 70 miles away to Randleman, North Carolina and to Kingston Springs, Tennessee.

Volume levels with our folding carton operations are good. Backlogs are out poorly.

If you take a look at the quarter, we usually don’t look at the segments from a printed standpoint, but from a top line revenue standpoint. Revenue Q3 versus Q3 was up 2.8%. Year-to-date it’s up 2.2%. And sequentially Q3 versus Q2 was up 1.8%.

If there’s a punch line on the folding carton side, I would say that prices have stabilized and are trending up. We feel very good about that.

I’m going to touch on the JV side. Ron will go into more of the numbers.

PBL I touched on before, but it continues to run full. Sixty percent of the tons are facing paper. We’ve grown our business Q3 over Q3 80%. The mill is full. And with growing facing paper and medium pricing it has clearly gone up. Our bottom line there looks considerably better than a year ago.

On the Standard Gypsum JV side the demand for wallboard, as I pointed out earlier, continues to be very strong. Coupled with climbing prices the P&L impact has been sizable. Ron will get into the specifics of the JV.

On the fiber cost side, fiber cost has edged up starting the fourth quarter of last year and continued to climb during Q1 of ‘04. Although flat for the past two quarters, our fiber costs are up $22 a ton, if you look at the past quarter versus the same period a year ago.

Continued demand by China, overall pickup in container board demand – a lot of these so-called virgin machines do use some form of secondary fiber. Wet weather has kept prices of most recovery grade flat but high. In a sense I would say that high fiber costs are actually very good for the industry. What I mean by that, I think it’s forcing us to do a better job of matching up supply and demand. And it will force high-cost operation in our business out of the business.

CARAUSTAR

2004 Third Quarter Results

Moderator: Tom Brown

10-27-04/1:00 pm CT

NOTE: THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS AS A RESULT OF THE TRANSCRIPTION PROCESS, FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE. ANY CORRECTIONS THAT HAVE BEEN MADE TO THIS TRANSCRIPT HAVE BEEN NOTED AS SUCH IN PARENTHESES.

On the energy front, the energy market you’ve noted had been very volatile. But I think we’ve done a very good job of holding our costs in check. Our Q3 versus a year ago costs are favorable for a host of reasons. Keep in mind that we do use (therma coal). In fact, coal powers the (Austell) complex where we have three paper machines, and we do have another sizable paper machine with coal capability. Coupled with swing capabilities where we can move from natural gas to oil we’re running more tons on fuel machines, we’ve done a pretty good job of managing those costs.

A good specific for that is our energy usage has dropped, and BTUs per ton produced in 10 of our 14 mills. We’re very, very proud of that.

With that said, energy costs did creep up $2.50 a ton sequentially Q3 over Q2 and could be somewhat of a wildcard looking forward.

On the price recovery side the press release highlights a price pick up of $15 a ton pointing out that we still have more work to do on the price recovery side. Our prices are actually at $20 a ton from the trough, which was Q1 of ‘04.

Our September paper margin was the highest month of the quarter. So we see more pass through taking place.

Our internal price recovery does not factor in the movement of gypsum facing, specifically (cream face) to PBL. Although the right thing to do by our customers, it in effect lowers our selling price at our Sweetwater mill and boosts profits at the JV PBL.

I also would like to point out our sizable growth in the specialty business segment has a dampening effect on our overall pricing. Without the business our pricing would have been much higher in the press release. But the addition of the business has longer-term positive implications to Caurastar.

With that said, we’re in the market with formal and informal price recovery efforts as we speak. And my guess is it’ll come up in the Q&A. And with that said, I’m going to hand it over to Ron. And Ron will take it through our financials.

Ron Domanico:	Thanks, Mike, and good day, everybody.

CARAUSTAR

2004 Third Quarter Results

Moderator: Tom Brown

10-27-04/1:00 pm CT

NOTE: THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS AS A RESULT OF THE TRANSCRIPTION PROCESS, FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE. ANY CORRECTIONS THAT HAVE BEEN MADE TO THIS TRANSCRIPT HAVE BEEN NOTED AS SUCH IN PARENTHESES.

Our press release referenced four non-recurring items in the quarter and the associated impact of those items on various lines on the statement of operations formerly known as the income statement. The right sizing initiative was a charge of 13 cents per share, non-recurring SG&A was 5 cents, and then we had two items for a penny each, one being the series of hurricanes in the Southeast, which closed several of our tube and core operations, and the loss associated with the repurchase of $10 million face value of our Senior Subordinated Notes in the third quarter.

The same quarter in 2003 had only two non-recurring items. One was a right sizing charge of $3.1 million or 7 cents a share that was in restructuring, and the second was a reversal of a bad debt accrual of $1.9 million for a positive impact of 4 cents a share appearing in SG&A. We will issue an 8-K following the conference call with pro forma income statement reconciliation to GAAP.

Excluding the non-recurring items Caurastar made [$5.2 * million]** or [18 * cents per share]** in the third quarter of 2004. And that compares with a break even result of a pro forma basis in the same quarter in 2003.

Revenue quarter-to-quarter was up $21 million based on 10% higher volume, higher prices, which Mike just described, and offset by unfavorable mix, as higher uncoated specialty products volume distorted the total price generation.

Cost of sales was up an equal amount, 19.6 million, as higher volume and higher fiber offset most of the revenue gains. Margins decreased year-over-year from 16.3% to 15.5%, as higher pricing and lower energy cost were more than offset by higher fiber prices to the tune of about net $5 a ton.

Actions going forward to improve margins include the pricing initiative currently underway and the results from our procurement leverage program, which has been discussed previously.

On the SG&A side we have some very good news to report. On a comparable basis SG&A in the quarter was $31.5*million versus $33.7* million on a pro forma basis last year, down $2.3 million, more importantly down from 13.2%* of revenue to 11.5%* of revenue. The run rate is $126 * million per year. That and the percent of revenue are both ahead of our stated targets on reducing SG&A.

*	See note regarding non-GAAP financial measures and the accompanying reconciliation table following this transcript.
**	Correction made to original transcript.

CARAUSTAR

2004 Third Quarter Results

Moderator: Tom Brown

10-27-04/1:00 pm CT

NOTE: THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS AS A RESULT OF THE TRANSCRIPTION PROCESS, FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE. ANY CORRECTIONS THAT HAVE BEEN MADE TO THIS TRANSCRIPT HAVE BEEN NOTED AS SUCH IN PARENTHESES.

I would like to classify the quarter as a met expectations. I would say the largest disappointment was the pace of price realization and the level of restructuring charges. But at the same time I would say the silver lining is that the price realization has some momentum going behind it, and we expect to see results of the completion in Q4.

Offsetting that, I’m pleased with the volume growth, very strong performance in most segments of our business. I’m very pleased with the reduction in SG&A. And I’m certainly delighted with the performance of our joint venture.

Standard Gypsum and PBL each had a record quarter in the third quarter 2004, as both volume and price were high. Equities and income from unconsolidated affiliates, our half of the joint ventures generated $6.2 million at Standard Gypsum and $1.5 million at Premier Boxboard.

Cash distributions from Standard Gypsum in the third quarter were $6.5 million and $11.5 million year-to-date. PBL at the end of the quarter had only $1 million of debt remaining in its revolving credit facility. And the company expects distributions later in the fourth quarter or perhaps early in the first quarter 2005.

On the cash and liquidity front we’re also very pleased. We ended the quarter with $89.2 million of cash, up $13 million from the second quarter. And that’s after $6.8 million in capital expenditures and $10 million of bond repurchases in the quarter.

Working capital has three components with three different results. We’ve had very good progress on inventory. At the end of 2002 they stood at 45 1/2 days. At the end of 2003 they were down to 39 days. And at the end of the third quarter 2004 we’re standing at 35 1/2 days.

On the payable side we’ve increased payables from the end of 2002 from 25 days to 33 1/2 days at the end of 2003. And today we’re at 34.7 days. That’s generated $11 million in the last nine months.

CARAUSTAR

2004 Third Quarter Results

Moderator: Tom Brown

10-27-04/1:00 pm CT

NOTE: THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS AS A RESULT OF THE TRANSCRIPTION PROCESS, FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE. ANY CORRECTIONS THAT HAVE BEEN MADE TO THIS TRANSCRIPT HAVE BEEN NOTED AS SUCH IN PARENTHESES.

The big opportunity for Caurastar remains management of our accounts receivable where we’ve basically held flat in the last seven quarters at about 38 days. The increase in the receivables on our balance sheet of $17.8 million reflects the increased pricing that has been implemented over that time.

In the fourth quarter we announced in our press release that we have already executed transaction and repurchased another $10 million of our Senior Subordinated Note. And we did finally sell the Chicago Paperboard property and received $11.7 million in cash for that transaction.

In the quarter we will pay about $21.1 million in interest and perhaps another $5 million in capital expenditures. As Mike mentioned, the capital cash generation of the company is strong and looking very good.

At this point in time I would like to open the call for questions and ask (Matt) to do so.

Conference Coordinator:	This is the conference coordinator. We will conduct a question and answer session at this time. Anyone wishing to ask a question may do so by pressing Star 1 on their touch-tone phone. We’ll take the questions in the order they are received. If you’d like to remove yourself from the queue, you may do so by pressing the Pound key.

Once again at this time please press Star 1 if you’d like to ask a question. We’ll pause a moment before going to our first question.

We’ll take our first question from the site of Bruce Klein, Credit Suisse First Boston. Go ahead please.

(Kevin):	Thanks. It’s (Kevin) calling for Bruce. If you guys could give us a sense as to what you’re seeing on price recovery so far in the fourth quarter and what kind of trends you’re seeing?

Mike Keough:	Let me – this is Mike. I’ll take a shot at it.

I would say that we’ve had some – looking at our September numbers we’ve had a little bit of flow through that goes to the spring, summer increase. And the fall increase – let me just take you through what folks announced. If you take a look at coated recycled, the range is somewhere in the announcement 30 to $35 a ton, Rock-Tenn’s, Cascade’s, Caurastar’s of the world.

CARAUSTAR

2004 Third Quarter Results

Moderator: Tom Brown

10-27-04/1:00 pm CT

NOTE: THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS AS A RESULT OF THE TRANSCRIPTION PROCESS, FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE. ANY CORRECTIONS THAT HAVE BEEN MADE TO THIS TRANSCRIPT HAVE BEEN NOTED AS SUCH IN PARENTHESES.

On the uncoated side Caurastar, Rock-Tenn, Sonoco, we have folks on balance around $30 a ton. Those increases really didn’t go into effect until early October. And I would tell you it’s really too early to tell how those are going to play out.

On the tube and core side we announced, and our competitors have also announced — I think we had a minimum of 5% effective with shipments this week — we’re right in the middle of it — right at the beginning of it. And it’s going to take a little more time to get a sense of how it might play out. But we feel that it will play out. If you take a look at the need and if you take a look at reasonably good backlog and no operating rate, you know, we’re up. The industry is only at 92.5%. I wish that number were higher. But we’re anticipating we are going to have some recovery.

(Kevin):	Okay. And then turning to Temple-Inland real briefly, is there an update in terms of the refinancing that they’ve been pursuing, the JV?

Ron Domanico:	They had said that they had targeted completion by the end of October, so we still have a few days left there. We have heard nothing to indicate that that is not on the current timetable for completion.

(Kevin):	Okay, and then lastly looking ahead at 2005, I just wanted to review CAPEX and kind of your guy’s free cash flow targets.

Ron Domanico:	We haven’t given guidance on free cash flow. We have given guidance on CAPEX saying that we would be in the $20 to $25 million range, similar to the past few years.

(Kevin):	Okay, I’ll turn it over. Thanks.

Ron Domanico:	Thank you.

Conference Coordinator:	We’ll take our next question from the site of Joe Stivaletti, Goldman Sachs. Go ahead please.

Joe Stivaletti:	Yeah, just to clarify on the pricing situation, could you give us a rough idea of what your average price would be in the fourth quarter versus the third for the overall company if you didn’t get any more pricing in the fourth quarter but if you just — you know, just what was implemented by the end of September assuming, you know it carries through the quarter?

CARAUSTAR

2004 Third Quarter Results

Moderator: Tom Brown

10-27-04/1:00 pm CT

NOTE: THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS AS A RESULT OF THE TRANSCRIPTION PROCESS, FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE. ANY CORRECTIONS THAT HAVE BEEN MADE TO THIS TRANSCRIPT HAVE BEEN NOTED AS SUCH IN PARENTHESES.

Mike Keough:	This is Mike again. I think – let me try to answer the question this way. I think based on market dynamics I think there will be a price recovery in the fourth quarter. I would feel a lot stronger if we had an operating rate above 92 1/2% for the industry.

There was an interesting development this week where I think publicly Rock-Tenn’s announced a third CRB increase for early December. We’re still in the middle of the second one. And I think that tells you they’ve made a statement that they believe that it is time to make another announcement. This is an interesting time to do it in the middle of the second one. And they get to decide that.

I think we’re going to need a little more time still to figure out how that’s going to play out. So I’m going to buy a little bit of time with that answer.

Joe Stivaletti:	And on the cost side what are your sort of thoughts? I mean, you know, just looking at the table that you had in your press release where you show fiber and energy, I was just sort of wondering what you’re current thinking is for the fourth quarter versus the third.

Mike Keough:	We see – I’ll take a shot at it, then Tom you might want to weigh in. I see fiber flat looking through the balance of this year. We haven’t seen anything from China that would spike it. You know, there’s been great demand from the container board manufacturers for double line clippings and OCC. With all the hurricanes there was a real need for fiber in those mills in the Southeast. And fiber from an OCC DLK standpoint has continued to be flat yet high.

I don’t – traditionally box plants tend to slow down when you get into mid-November going through December. So I think the fiber piece will be relatively flat and maybe drifting a little bit south.

On the energy side our quarter did spike up $2.50 a ton. And I think energy is a wildcard right now just based on where the NYMEX is. There may be folks holding back on a pre-purchasing (on a strip). I don’t know whether you guys would add.

Tom Brown:	Yeah, you know, I think what you traditionally see – and I don’t know any reason why it won’t happen the same way this year – is a little bit of a drop in fiber prices over the quarter mostly because in most of our industries and most of our businesses we serve they have a slight decline in demand during that

CARAUSTAR

2004 Third Quarter Results

Moderator: Tom Brown

10-27-04/1:00 pm CT

NOTE: THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS AS A RESULT OF THE TRANSCRIPTION PROCESS, FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE. ANY CORRECTIONS THAT HAVE BEEN MADE TO THIS TRANSCRIPT HAVE BEEN NOTED AS SUCH IN PARENTHESES.

period. And we also see some Asian back off during that period. And I was kind of looking back at what I – or was trying to look back at what I said in the press release. But I don’t think we’ll see anything on the private side until ‘05, you know, sometime maybe early, maybe spring related, if we’re going to see it at that point.

We have seen an increase this year year-over-year in imports to China of fiber from the US mostly in some of the other grades besides (OCC), as the Chinese have been better able to manage their input from a product quality and demand standpoint. So I think that’s much better managed now than it has been in the past.

On the energy side I think we’ll see increased energy costs. The long-term looks pretty good for energy, but the short term is kind of scary. There’s some numbers out there for future purchases on (strip) for the first part of the year, which we’re not interested in. They’re approaching the kind of numbers that we saw, you know, a couple years ago where energy spiked in the early part of the year.

So I would say that, you know, we’ll probably see some energy increases for some period of time throughout the next three to six months but that I think fiber will be a little more stable.

Joe Stivaletti:	Okay. That’s helpful. And just one more question was what are your – you know, you’ve been buying some bonds, which that’s great. I know you didn’t want to really give a free cash flow guidance for next year yet. But just in terms of what is your strategy, are you basically going to, when your cash is over a certain level, try to use the money to buy bonds back? Is that fair to say, or is that not really how you’re thinking?

Mike Keough:	Yeah, we stated not only the cash but our total liquidity position would be used to reduce our net debt. And that is the Standard Gypsum joint venture is refinanced and it frees up another $28 1/2 million of availability. We factored that into the total equation. We just want to make sure that we have plenty of liquidity to weather any type of storm at least, you know, 12 months of cash and liquidity available to pay interest and fund capital expenditures. And then beyond that we evaluate on a day-by-day basis going back and reducing our net debt.

Joe Stivaletti:	Great. Thank you.

CARAUSTAR

2004 Third Quarter Results

Moderator: Tom Brown

10-27-04/1:00 pm CT

NOTE: THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS AS A RESULT OF THE TRANSCRIPTION PROCESS, FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE. ANY CORRECTIONS THAT HAVE BEEN MADE TO THIS TRANSCRIPT HAVE BEEN NOTED AS SUCH IN PARENTHESES.

Mike Keough:	You’re welcome.

Conference Coordinator:	We’ll go next to the site of Sandy Burns, Deutsche Bank. Go ahead please. Your line is open.

Sanford Burns:	Hi. Good afternoon.

Tom Brown:	Good afternoon, Sandy.

Sanford Burns:	I guess on the call you started to talk a little bit about the specialty business. I was wondering if you could elaborate on that because it certainly seems like the volume growth has been pretty strong there. I guess you mentioned it does have some impact on your unit realization. But maybe you can comment on how that’s impacting profitability as well if that’s, you know, ultimately a good profitable business on a per unit basis for you to be picking up as well.

Man:	Sandy, our coated mills are near capacity. And we have used this as an opportunity to do what we call moving up the food chain, which means that we’re swapping that lower margin business for higher margin business even if that means telling some of our own converting facilities to go get their board on the outside.

The specialty business has been a part of that evolution. And I can tell you that we will not add any new volume to our uncoated mill system that’s not at least the same or higher margin as the products currently being run there.

So the volume that you see there has been a net positive for the company. At the same time, when you look at the price per ton versus our other mix, it has a depressing effect. So you’re seeing lower price per ton, but the overall margin is expanding for Caurastar.

Sanford Burns:	Okay, great. And I guess – so it sounds like that will continue. We’ll see that in the next few quarters as well then?

Mike Keough:	Yeah, we’ll continue to move up the food chain.

Sanford Burns:	Okay. And then also just in terms of the shift of business to PBL, just to clarify, should we expect to also see that volume shift continue in the next few quarters, or has that all pretty much also been maximized to the greatest extent possible?

CARAUSTAR

2004 Third Quarter Results

Moderator: Tom Brown

10-27-04/1:00 pm CT

NOTE: THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS AS A RESULT OF THE TRANSCRIPTION PROCESS, FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE. ANY CORRECTIONS THAT HAVE BEEN MADE TO THIS TRANSCRIPT HAVE BEEN NOTED AS SUCH IN PARENTHESES.

Mike Keough:	I think a lot of it has already taken place. You know, we take a look at – we have moved facing paper in that direction. But specifically we’ve moved (cream face). And a lot of it’s just based on demands in the marketplace and what we can produce at PBL and what customers might want.

And if you take a look at what percent (cream face) we used to run at PBL, it’s down considerable – excuse me, at Sweetwater – it’s down considerably because we’ve already moved it to PBL.

Tom, you were going to…

Tom Brown:	Yeah. We were at roughly – depending on the month we’re anywhere from 60% to 70% of production at PBL in the gypsum facing business. And we’ll probably move up to a 75% kind of level. So there’s not much more of a shift opportunity.

As you might expect, a guy running paper in a wallboard plant off of a machine like PBL, prefers to get his products both the top and the backside from the same mill because it has a converting capability or characteristics that is desirable. So we’ve kind of gone through a realignment of relationships with all the different wallboard companies we serve in such a way that we’re pretty well established in terms of how much business would go from a Sweetwater mill to a PBL mill. And I think the gain from now forward is going to be just additional volume for the PBL mill without any additional volume shifting or switching.

Sanford Burns:	Okay, great. Thanks.

Conference Coordinator:	We’ll take our next question from the site of Mark Connelly, Credit Suisse First Boston. Go ahead please.

Mark Connelly:	Thank you. If I add back the one-time charges to cost of goods sold, I’m coming out with a gross margin that’s lower than Q2. Am I doing that right, or am I missing something?

Ron Domanico:	You do the same calculation, Mark. The gross margin is down because we have the fiber increase. Sequentially in the total mill system margins were up $15.6 a ton according to the supplemental data schedule. So I would say just the opposite of your conclusion, that we had pricing up $15 1/2. We had fiber flat quarter-to-quarter with gross margins then up $15 1/2. Energy was unfavorable $2.50. So if you net that out, we’re still up $13 a ton.

CARAUSTAR

2004 Third Quarter Results

Moderator: Tom Brown

10-27-04/1:00 pm CT

NOTE: THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS AS A RESULT OF THE TRANSCRIPTION PROCESS, FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE. ANY CORRECTIONS THAT HAVE BEEN MADE TO THIS TRANSCRIPT HAVE BEEN NOTED AS SUCH IN PARENTHESES.

Mark Connelly:	Okay. Okay. I’ll run through that.

You talked about some volume strength in tube and core. Is there a specific part of that market that’s showing strength?

Mike Keough:	You know, when we take a look at tube and core, we look at it a couple of ways, paperboard coming out of our mill system and then we take a look at our specific internal customer, (ICPG). We see it broad based.

There is some pretty good strength on the paper side. The paper side obviously has bounced back. And film continues to be pretty strong. So the last time I checked it’s a combination of paper or film leading the way on that segment.

Textiles continue to be a challenge with no sizable up side. But textiles basically are where they are.

Mark Connelly:	That’s helpful. Thank you.

Conference Coordinator:	Thank you. We’ll move on to our next question from Bill Hoffman, UBS. Go ahead please.

Bill Hoffman:	Good afternoon.

Mike Keough:	Hi, Bill.

Tom Brown:	Good afternoon, Bill.

Bill Hoffman:	I’ve got a question for you guys on the joint ventures. I just wanted to see if you can give some guidance for the fourth quarter and also looking into next year as far as just cash distributions coming out of there. You know, clearly with the refinancing it ought to free up some availability to get cash out of PBL. But also it looks like Standard’s still continuing to perform pretty well.

Mike Keough:	Yeah, we typically haven’t given guidance. And we’re going to continue not to give guidance. But I would say that the performance we’ve saw both last quarter and this quarter with Standard Gypsum we haven’t seen anything to indicate that that would let up. I mean the fourth quarter is always impacted by the holiday season. The question is, is it going to be two weeks, three weeks, or one week. So it probably wouldn’t be as robust as we saw in Q3. But, you know, the pricing has held firm. The volume is firm in the wallboard business.

CARAUSTAR

2004 Third Quarter Results

Moderator: Tom Brown

10-27-04/1:00 pm CT

NOTE: THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS AS A RESULT OF THE TRANSCRIPTION PROCESS, FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE. ANY CORRECTIONS THAT HAVE BEEN MADE TO THIS TRANSCRIPT HAVE BEEN NOTED AS SUCH IN PARENTHESES.

On the paper side the gypsum facing paper, you know, the pricing is driven by formula, which includes energy and fiber. Both of those, as we indicated a little while ago, we see as being flat. Volume is strong. So, you know, there’s nothing to give us concern in the near future that the performance trend and profitability and cash from the joint ventures would deviate from the past two quarters.

Bill Hoffman:	Has the new financing of PBL is it being structured in context of having availability to have more cash coming out of there?

Mike Keough:	Standard Gypsum?

Tom Brown:	Yeah, you’ve got the wrong plant.

Bill Hoffman:	Sorry about that, Standard, yeah.

Mike Keough:	So the cash out of Standard is not affected by the financing.

Bill Hoffman:	Okay.

Mike Keough:	PBL was prohibited from distributing cash to the partners until the revolving credit facilities paid down. As I mentioned in my comments, there’s only a million dollars left on that facility.

Bill Hoffman:	Right. That’s what I was trying to get to. So the assumption is we do get some cash out of that after that happens.

Just a other question – your bank revolving credit facilities, I missed the availability you’ve got on that.

Mike Keough:	We’ve got a $75 million line that’s encumbered by letters of credit. Those letters of credit they’re about $11 million through a basic Caurastar operation, $28.6 million for Standard Gypsum. And is there one other letter of credit against that, Bill?

Bill Nix:	There’s some minor insurance, worker’s comp type things.

Mike Keough:	So about $4 million.

CARAUSTAR

2004 Third Quarter Results

Moderator: Tom Brown

10-27-04/1:00 pm CT

NOTE: THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS AS A RESULT OF THE TRANSCRIPTION PROCESS, FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE. ANY CORRECTIONS THAT HAVE BEEN MADE TO THIS TRANSCRIPT HAVE BEEN NOTED AS SUCH IN PARENTHESES.

Bill Nix:	Right.

Mike Keough:	Okay.

Bill Hoffman:	So I’m sorry. What was the total?

Bill Nix:	Approximately 4 million.

Bill Hoffman:	No, I mean of availability.

Bill Nix:	Twenty-six million.

Bill Hoffman:	And then just a question with regard to moving the gypsum paper to PBL, your only partial ownership interest there – can you explain that again? Is it because it’s a – you’re running enough better margins there that it makes it worthwhile?

Mike Keough:	It’s customer driven.

Tom Brown:	It’s a market driven event. I mean the reason we did what we did in the investment – in that previously container mill in Indiana was to make a product that was unique in the marketplace. And, you know, for the good or bad of it, that’s exactly what happened. And we’ve got a preferred product that has done well in the marketplace. And, you know, we’ve got customers who require that kind of a product. So the alternative would not be attractive for us. That is to continue running older technology that we have closed over the last three to five years and make a product that would not be as competitive and as successful as what we’re making now.

The opportunity for Sweetwater, which we’re moving into in a fairly significant way – and we didn’t get into this in the call. It’s a little bit complicated. But there are, oh gee, 8 or 10 specialty grades that are made for unique applications for the wallboard market. And we make almost all specialty grades, in fact all specialty grades in the Sweetwater Mill or at the Sweetwater Mill. And those grades have traditionally better margins and at least higher prices anyway. So there’s some opportunity to grow there.

There is continued growth in the specialty market, as you might expect with people looking for mold proof or mold resistant products and the continued application of special treatment for, you know, kitchens, and bathrooms, and

CARAUSTAR

2004 Third Quarter Results

Moderator: Tom Brown

10-27-04/1:00 pm CT

NOTE: THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS AS A RESULT OF THE TRANSCRIPTION PROCESS, FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE. ANY CORRECTIONS THAT HAVE BEEN MADE TO THIS TRANSCRIPT HAVE BEEN NOTED AS SUCH IN PARENTHESES.

liners that make up, you know, elevator shaft products that allow for high rise buildings under pretty lightweight conditions, so just a myriad of unique products that we make and want to continue to make. So the Sweetwater mill is kind of revolving into a specialty mill. And although that will take time, that will end up I think maximizing the profitability of both mills.

Bill Hoffman:	Thank you.

Conference Coordinator:	We’ll take a question from (Christopher Chung), Deutsche Bank. Go ahead please.

(Christopher Chung):	Okay thanks, guys. Can you talk a little bit about what you’re seeing right now in terms of folding carton prices?

Mike Keough:	Yes. This is Mike Keough. The folding carton industry is a little bit different than most converting paper-based segments in this country. You name it, folks put announcements on the street, their corrugated boxes, tubes and cores, about intentions to raise prices. For whatever reason that’s not the norm in the folding carton industry.

I can speak to our end of the business. And you know, we had real challenges with reverse auctions. They have really slowed down. And what we see right now in the recovery side, we’ve seen the floor we think on the pricing side. And because of raw materials like coated recycle board, CUK, and (SBS) going up, in fact, the (SBS) guys were pretty strong in terms of backlog. And you folks cover them and look at them.

Because of raw materials coming back to folding carton producers I think folks are more inclined and more challenged to hit the streets and raise prices. I think the beauty for Caurastar is really two-fold. Number one in our CPG Group we have a new leader. We’ve stabilized our business. And we are using more coated recycled in that system. As prices go up with (SBS) and CUK, customers are looking for cost effective substrates. You know, we have that especially coming out of Sprague. So we’re seeing a fair amount of demand, a fair amount of trialing, a lot of questions about the capability of that cheap. And ultimately what it mean, we’re going to see prices climbing on the folding carton side.

(Christopher Chung):	Okay. That’s very helpful. But it doesn’t sound like you’re prepared at this time though to give us any guidance on about how much we can expect that to be up next quarter or anything like that?

CARAUSTAR

2004 Third Quarter Results

Moderator: Tom Brown

10-27-04/1:00 pm CT

NOTE: THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS AS A RESULT OF THE TRANSCRIPTION PROCESS, FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE. ANY CORRECTIONS THAT HAVE BEEN MADE TO THIS TRANSCRIPT HAVE BEEN NOTED AS SUCH IN PARENTHESES.

Mike Keough:	It’s pretty hard to do for a couple of reasons, and one being the whole mix equation. You might have a piece of business that you’re trying to get through a 5% price increase. And the customer might sit back, might even think about bidding the business. And what you might do is you might convince them to move away from a CUK virgin sheet to a CRB, which in effect could take some of the price down but could improve our margins. So it’s pretty complex, pretty tough to do. I wish we could do it, but we really can’t.

(Christopher Chung):	Okay, that’s fair. Moving on to energy, can you give us a sense of what your energy mix is right now in terms of natural gas versus other forms of energy and sort of what quantity levels of usage you guys do for the year?

Ron Domanico:	We use about 8.7 trillion BTUs in our paperboard mills. Approximately 40% of that is from coal where we have contracts. The remaining 60% can be moved between fuel oil and natural gas. Each mill has a computer program that determines what’s the most economical fuel to bring to the burner head. And we have the ability to switch on an hour’s notice to make sure that in those mills that are not coal based we can move between the natural gas and fuel oil based on the economics.

(Christopher Chung):	Okay. And then at current prices what’s sort of the approximate mix between fuel oil and natural gas?

Ron Domanico:	Right now we’re using a lot of fuel oil.

Tom Brown:	It’s about 80/20.

(Christopher Chung):	Okay. And finally — maybe this is best answered by Ron — can you give us an update on how much is left in your cost production – I mean your cost reduction program that we can look forward to going forward?

Ron Domanico:	Yeah. I mean, when we announced at the annual meeting in May that our target for SG&A reduction would be $15 million of real savings, $15 million of reclassification, that would take the company down to 12% of revenue in SG&A or on a billion dollar business approximately $120 million annual run rate.

If you exclude the non-recurring items in this quarter, you’ll see that we’re below the 12% now. Part of that has to do with the higher prices. We’re at 11.5%*. But we’re on $126* million annual run rate. So to achieve the absolute target that we committed to in May, I would say we have another $6 million on an annualized basis to extract in the next two and a half quarters.

*	See note regarding Non-GAAP Financial Measures and the accompanying reconciliation table following this transcript.

CARAUSTAR

2004 Third Quarter Results

Moderator: Tom Brown

10-27-04/1:00 pm CT

NOTE: THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS AS A RESULT OF THE TRANSCRIPTION PROCESS, FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE. ANY CORRECTIONS THAT HAVE BEEN MADE TO THIS TRANSCRIPT HAVE BEEN NOTED AS SUCH IN PARENTHESES.

On the procurement savings, a lot of that is still yet to come. We’ve picked some low fruit for maybe a couple million dollars year-to-date. But we committed to $10 million over a 12-month period. We will see the bulk of that kicking in after New Year, as we have agreements with freight providers, chemical suppliers, coatings, ink. There’s a long list. But a lot of this process involves requests for quotes, bids, a very competitive process. And it’s working well. We should certainly achieve or exceed our objective. And we’ll start seeing the benefits of that in 2005.

(Christopher Chung):	Okay, great. Thanks for your help.

Ron Domanico:	You’re welcome.

Conference Coordinator:	And we’ll take a question from Rich Schneider, UBS. Go ahead please.

Richard Schneider:	I was wondering if I heard you correctly? Energy is going to be flat in the fourth quarter versus third in terms of…?

Mike Keough:	said it was a wildcard.

Richard Schneider:	Okay. Right.

Tom Brown:	Rich, we were up $2.50

Richard Schneider:	Right.

Tom Brown:	…in Q3. And energy is a wildcard.

Richard Schneider:	Okay. And in terms of PBL from outside business and, you know, as you go through, you know, talking to customers, do you think you will fill up PBL within the next 18 months or two years so it’s running 100% gypsum?

Tom Brown:	I don’t think we intend to do that. From the very beginning the pro formas we did on that mill showed that we would have, you know, 25%, as I commented on earlier in response to an earlier question of other grades. That doesn’t mean that we wouldn’t fill it up, if we had the opportunity. But what typically happens in the wallboard business – and we had this happen before, and it was not agreeable at that time for us – the swing in demand in the gypsum paper business can be fairly extreme.

CARAUSTAR

2004 Third Quarter Results

Moderator: Tom Brown

10-27-04/1:00 pm CT

NOTE: THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS AS A RESULT OF THE TRANSCRIPTION PROCESS, FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE. ANY CORRECTIONS THAT HAVE BEEN MADE TO THIS TRANSCRIPT HAVE BEEN NOTED AS SUCH IN PARENTHESES.

And when we make a commitment to a customer to supply him with board, we’re going to live up to that commitment. We have the capacity at PBL to do that now. And before that mill gets to 100% gypsum paper operating rate we’re going to make an investment to increase the output of the mill. And we’ve got a couple things we can do that will make that happen and some fairly sizable opportunities there.

So we’ll grow capacity there before we fill it up with gypsum just because we want to make sure we have the swing capacity to take care of that market. It’s a lot easier, although it’s been a little tough lately, but it’s usually a lot easier to handle outside procurement of medium, for example, than it is gypsum paper. So that’s kind of been our strategy, Rich.

Richard Schneider:	So are you getting close to a point where you have to make a decision on expanding PBL? I guess you’d do that with obviously Temple-Inland. And, you know, and I guess the capital spending would be, you know, done by the joint venture and not part of the parent.

Tom Brown:	Absolutely. Yeah, that’s – and I would say we are not at a point where we have plans and we know what we would do, so we’ve done the planning to the extent that we know what the alternatives are. But we need another bump in demand to do that. And we’re working on that as well, but I wouldn’t say that we’re at a point where that’s eminent.

Richard Schneider:	Okay. And just, you know, getting back to this whole pricing question, it was discussed on the tube and core business and, you know, in the release you’re down, you know, $2.00. And I was wondering, Mike, you said something about, you know, the mix having an impact. Could you go through that in a little more detail, like what if you adjust for mix what would the tube and core price look like or whichever way you want to look at it? I mean obviously there was some movement in the third quarter I imagine on tube and core.

Mike Keough:	Keep in mind I think, when you take a look at price, again, it is a complex equation for a host of reasons. Number one, if you go back to third quarter of ‘03 and take a look at – we had prices that moved down in the fourth quarter, some of it mix related, but some of it we were – you know, we’re still in a recovery phase. So we have a very mature business. And even in a mature

CARAUSTAR

2004 Third Quarter Results

Moderator: Tom Brown

10-27-04/1:00 pm CT

NOTE: THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS AS A RESULT OF THE TRANSCRIPTION PROCESS, FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE. ANY CORRECTIONS THAT HAVE BEEN MADE TO THIS TRANSCRIPT HAVE BEEN NOTED AS SUCH IN PARENTHESES.

business where there’s, you know from time-to-time there are issues? Do people bid business? And I would tell you prior to prices going up inside of Caurastar, with tubes and cores we had prices that actually went down. And we had prices where we had competitors came in and they fixed prices for the balance of the year.

So in terms of understanding how that game is played, you know, we fight hard to keep the book of business we have. What we’d like to do is to take account A through Z and slam through, you know, a $40 increase for tubes and cores. But that’s now how the game is played.

So part of the answer in terms of being two bucks down in the third quarter really goes back to how many accounts were closing, how many accounts actually went down before they went up. And, you know, I wish we could be a lot more scientific. But we’re in a recovery period. People are working hard to get prices up. At specific locations inside of tube and core we had a mill, a key customer with good pricing, that’s no longer in business. So when you have a mill, you have a paper mill that goes down for good with very high priced tubes and cores, if you backfill with a lower price per ton that could be $200 bucks a ton below that mill that went down, it had far reaching implications inside the group.

Tom Brown:	Just as a mix comment, Mike touched on what happened – but you probably don’t have notes from third quarter of last year, Rich – but the third quarter of last year was on average $16 over the average of all three of the other quarters in the year. And it was almost as much ahead of the first and second quarters as it was ahead of the fourth quarter. So what you really had is a combination of mix of business between the third quarter of this year and the third quarter of last year that I think both were a little bit surprising, one on the very high side and the other on a lower side than we expected.

So I think you’ll see that bounce around, and you can’t really look at tube and core business pricing on a stand-alone quarter basis. So we’ll see how that evolves. But we’ll see improvement in that segment, not only because of the mix change that will take place over time but also in the recent pricing announcement.

Richard Schneider:	So I don’t know, just looking at that segment, if you go back to the spring price initiative, is that pretty much filtered through now? I know you have different contractual arrangements and other things. The first question is that through?

CARAUSTAR

2004 Third Quarter Results

Moderator: Tom Brown

10-27-04/1:00 pm CT

NOTE: THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS AS A RESULT OF THE TRANSCRIPTION PROCESS, FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE. ANY CORRECTIONS THAT HAVE BEEN MADE TO THIS TRANSCRIPT HAVE BEEN NOTED AS SUCH IN PARENTHESES.

And then second question – the second round of increases, do you expect that to be more successful, as usually second rounds are? And some of that may show through in the fourth quarter but a lot more maybe in the first quarter as contractual arrangements start up again.

Mike Keough:	I think you’ve hit the nail on the head. I think what happens when you’re down for two or three years, I think on balance people in the businesses we’re in you’re on your heals. And you’re trying to get your sales organization to go from your heals to your toes. And the first price increase is usually a partial increase. And I would say that the first one has been put to bed. There might be some bids and drafts.

I think we will be successful with the second one. I think that it will take time. It doesn’t hit right now, and it’s not up in the fourth quarter it will flow into the first quarter of ‘05.

Richard Schneider:	But you’ll get a little bit maybe in the fourth quarter?

Mike Keough:	I think we will. I think we’re getting a little bit as we speak. And because this is the first week of prices moving up in terms of our announcement, it does take a little more time to get a sense how the other folks we compete with are approaching increases maybe where we split a piece of business.

Richard Schneider:	So the longer we stay on the line the more it goes up?

Man:	You did that last quarter on the last call. So we wrote ourselves a note. Don’t let Rich beat you up on site.

Richard Schneider:	This won’t beat you up, but…

Man:	In fact, what we might do is ask you to help raise our prices…

Richard Schneider:	Oh okay.

Man:	…because you’re doing a good job.

Richard Schneider:	The last couple of things – on seasonality in the business in the fourth quarter was roughly, you know, going back and looking at it would you say volume tends to go down maybe 5%, 6% in the fourth quarter when you look at your overall business?

CARAUSTAR

2004 Third Quarter Results

Moderator: Tom Brown

10-27-04/1:00 pm CT

NOTE: THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS AS A RESULT OF THE TRANSCRIPTION PROCESS, FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE. ANY CORRECTIONS THAT HAVE BEEN MADE TO THIS TRANSCRIPT HAVE BEEN NOTED AS SUCH IN PARENTHESES.

Ron Domanico:	Hey, Rich, I looked at our tonnage in 2000, 2001, 2002, and 2003 Q3 versus Q4. And we had an average decline of 17.1 thousand tons Q4 versus Q3 in each of those years.

Last year was 19.8 thousand, 2000 was 19.6, and 2002 was 16.9, and ‘01 was only 12,000 tons. So we do have seasonality there. And, you know, over the last four years it’s averaged about 17,000 tons.

Richard Schneider:	Which is about 5% or so, right?

Ron Domanico:	Yeah.

Richard Schneider:	All right. When you look at total…?

Tom Brown:	More like 7.

Richard Schneider:	Okay. You’re doing it off of your total produced then?

Ron Domanico:	Yeah, we don’t count the tons we purchase on there.

Richard Schneider:	Okay, okay.

Tom Brown:	It’s on a roughly 250,000 ton per quarter base.

Richard Schneider:	Okay. And there’s no reason to expect any of that seasonality to be muted this year?

Tom Brown:	You know, given the fact that things are a little better this year and operating rates for the industry are probably up, you know, 2% to 4%, I would say that that’s a real good expectation. But, you know, we’ve been beat up before on that basis. But it makes sense to expect that.

Mike Keough:	I agree with Tom. If you go back – if you take a look at our third quarter and our second quarter this year compared to a year ago, I think we have more wind at our back. I think the strategic move on selective uncoated recycle business that we’ve brought into the system gives us a better backlog going into the fourth quarter than we’ve had in previous years.

Richard Schneider:	And just last question – what is your view, Ron, on, you know, the potential for more restructuring charges? I know this is an ongoing situation. But you’ve taken a lot very recently. Does it sort of look like, you know, you may not have much in the next couple of quarters?

CARAUSTAR

2004 Third Quarter Results

Moderator: Tom Brown

10-27-04/1:00 pm CT

NOTE: THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS AS A RESULT OF THE TRANSCRIPTION PROCESS, FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE. ANY CORRECTIONS THAT HAVE BEEN MADE TO THIS TRANSCRIPT HAVE BEEN NOTED AS SUCH IN PARENTHESES.

Ron Domanico:	Hey, Rich, that’s a two-prong answer. The one that matters to me is cash expenses. And we are at the end of our program of the announced right sizing as far as cash going out of pocket. Now there may be certain non-cash charges based on clean ups that could hit the books. But as far as additional cash going out, we’re still looking at probably $2 to $3 million in Q4 to wrap up this program.

Richard Schneider:	Okay. Thanks a lot.

Conference Coordinator:	We’ll take a question from (Ashland Krishnan), Morgan Stanley. Go ahead please.

Bala Ramakrishnan:	Yeah, hi. Good afternoon, gentlemen. This is actually Bala Ramakrishnan. Just a couple of…

Tom Brown:	Yes, Bala.

Bala Ramakrishnan:	…detailed questions. The first is from a working capital perspective I realize that typically – I guess it’s kind of difficult to call anything typical because a lot of things have moved around – but in the fourth quarter with the way the prices are from your cost side, do you expect fourth quarter to be a use of cash for working capital perspective, or will it be a source like what we had last year?

Tom Brown:	A source of cash – two reasons, number one, we expect receivables to be significantly better both in days and in dollars. You know, as things slow down in the last two weeks of the year, we collect money and don’t issue as many invoices. So we will have a source of cash there. And also, you know, we will continue to manage the inventories and expect, you know, a couple million dollars more there. So I think working capital will be a source of cash in Q4.

Bala Ramakrishnan:	Okay. And just to understand the prices, not to beat this to death, but if I remember correctly, when you had the last quarter conference call, at least I was under the impression that you were a little bit more bullish about getting the price increases through during the course of third quarter. And it looked like that hasn’t happened at the same rate as what you had expected.

CARAUSTAR

2004 Third Quarter Results

Moderator: Tom Brown

10-27-04/1:00 pm CT

NOTE: THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS AS A RESULT OF THE TRANSCRIPTION PROCESS, FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE. ANY CORRECTIONS THAT HAVE BEEN MADE TO THIS TRANSCRIPT HAVE BEEN NOTED AS SUCH IN PARENTHESES.

Now trying to look at it in the framework of relatively low industry utilization on 92 1/2%, how do we feel comfortable that it’s going to happen in the fourth quarter and not end up in the same situation by the end of the fourth quarter?

Mike Keough:	It’s Mike Keough. I think you’re right. We were more bullish in the second quarter in terms of how the third quarter would play out.

I think that other folks, as they’re announcing their earnings, have probably taken a look at what they’ve picked up on the price side, taken a look at what’s happened on the fiber side. We talked about energy being a wildcard. You know, again I think flat, but high fiber, energy potentially being a wildcard, and folks are taking a look at their cost structure and saying we need recovery.

You have virgin grades that are spiking as we speak, (SBS), CUK. I think that helps the type of businesses we’re in. And you can’t get a price increase unless you tell a customer you want one. And we’ve done that. And our worthy competitors have done the same thing. So I’m very hopeful that there’ll be continued further pick up on the price side.

Mike Keough:	The only other thing I would add to that is for the first time we’re starting to see our customer’s customers accepting price increases. And that has a huge trickle down effect for us.

You know, in the Wal-Marts of the world we’re refusing, you know, to even talk about prices. You know, our customers were very reluctant to take anything from us. You know, everybody’s looking at the world economy, the situation with energy, and saying, you know, prices have to give. And if our customers can get a price increase, which they appear to be doing only recently, then that does give us a little bit more hope of passing on the current round of increases.

Bala Ramakrishnan:	So you don’t think that the 92 1/2% utilization in the industry is now going to dampen the base of the price increase expected?

Mike Keough:	I think it could. It would be a lot easier if that number were 95%, 96% across. It is a borderline number. Now I think it’s worked in terms of getting a piece of one, but a higher number would be a better backdrop.

Tom Brown:	The good news and the thing that allows you to go through a second movement of prices is that it’s been between 92.4%and 92.6% for, you know,

CARAUSTAR

2004 Third Quarter Results

Moderator: Tom Brown

10-27-04/1:00 pm CT

NOTE: THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS AS A RESULT OF THE TRANSCRIPTION PROCESS, FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE. ANY CORRECTIONS THAT HAVE BEEN MADE TO THIS TRANSCRIPT HAVE BEEN NOTED AS SUCH IN PARENTHESES.

the last nine months. So it’s a steady 92 1/2%. It’s not a spike 92 1/2%. And that’s what’s been able to support what we’ve done so far. And I think it will continue to support that as we go forward because, you know, the other thing that we’ve seen over the last three years is that people are a lot less reluctant to reduce capacity in order to make sure that they aren’t sitting their building inventory or flooding the market.

Bala Ramakrishnan:	Okay. And just finally on the liquidity front, you look at just your cash balance alone, it’s close to $90 million. Then you’ve got $50 some odd million available under the – $50, $60 million available under the bank facility. I heard your answer that we are – you know, we are protecting ourselves for a potential down side going forward. But when I look at your numbers, you know, in the last two years bank did a good work on the management. You’ve never had a, you know, massive negative spike on the working capital front. And at least, you know, your sentiment is things are getting better, and it’s not the industry is going to go into a tailspin in the near-term.

And if you look at your number, cash is about $40, $45 million a year in terms of interest. And CAPEX runs at about, you know, $22, $25 million a year. So I’m not able to really understand why you need such a big cash hold here.

Ron Domanico:	I agree with you. As we continue to demonstrate quarter-to-quarter cash generation and our ability to manage those variables within our control, management and the board will probably become more aggressive in reducing our net debt situation. But up until now it’s, you know, a credibility restoration demonstration that we can weather storms and that, you know, the variables are under our control are being well managed.

So we agree that the negative arbitrage the company has between earning interest and paying interest is something that we want to reduce.

Bala Ramakrishnan:	Just in terms of, you know, taking a dent at reducing the net debt situation, I mean, thanks to the good results the last few quarters the bonds have rallied quite substantially. They’re all trading below or par. You don’t really have a whole lot of bank debt to pay down. I mean, how do you really give us net debt here with the cash?

Ron Domanico:	There’s only a couple ways, and you know them as well as I do, Bala.

CARAUSTAR

2004 Third Quarter Results

Moderator: Tom Brown

10-27-04/1:00 pm CT

NOTE: THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS AS A RESULT OF THE TRANSCRIPTION PROCESS, FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE. ANY CORRECTIONS THAT HAVE BEEN MADE TO THIS TRANSCRIPT HAVE BEEN NOTED AS SUCH IN PARENTHESES.

Bala Ramakrishnan:	Okay, because nobody wants to sell your bonds, quite frankly. That’s why I’m trying to figure out how do you continue to buy these bonds at, you know, $10, $15 million a clip.

But nevertheless, are there any other plans that you’re considering for the use of cash, maybe buy the going renters out, you know, get the – because right now you’re not getting any contribution off those EBITDAs at all.

Ron Domanico:	We’re evaluating all the alternatives, and we’ve reviewed them as part of our strategic planning with the board. And we continue to review them. You know, what we’re going to do is, you know, what’s in the best interest of our shareholders and our bondholders, maximizing shareholder value. And, you know, we’re going to stick close to our knitting and continue to optimize the assets we have.

Bala Ramakrishnan:	You’re not considering any acquisitions at this stage outside of these two joint ventures, even potentially any, because the cash balance is extraordinarily high?

Ron Domanico:	If we – you know, we’ve said in the past that we would look at small bolt ons, and by that, you know, $2, $3, $4, $5, million in revenue purchase price type things. We don’t have any on the horizon. But, you know, if we saw things that made sense to just shore up our existing portfolio, we would do that. But no, we do not have any significant acquisitions in line.

Bala Ramakrishnan:	Okay. Thanks very much.

Ron Domanico:	Thank you.

Conference Coordinator:	And we’ll take our final question today from (Cheryl Vanwinkle), (Independence United). Go ahead please.

(Cheryl Vanwinkle):	Hi. I just had a question regarding your margins. You said that quarter-to-quarter it was up about $13.5 per ton. And I just wanted to find out what the movement was from August to September.

Ron Domanico:	We haven’t in the past disclosed month-to-month movement on margins. No, but, you know, as Mike said, September was the strongest month. And, you know, we’re continuing to get that momentum as we move into the fourth quarter.

CARAUSTAR

2004 Third Quarter Results

Moderator: Tom Brown

10-27-04/1:00 pm CT

NOTE: THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS AS A RESULT OF THE TRANSCRIPTION PROCESS, FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE. ANY CORRECTIONS THAT HAVE BEEN MADE TO THIS TRANSCRIPT HAVE BEEN NOTED AS SUCH IN PARENTHESES.

(Cheryl Vanwinkle):	Okay. Okay, great. Thank you.

Ron Domanico:	You’re welcome.

Mike Keough:	Thank you.

Tom Brown:	Thank you all for participating in the call. (Matt), we can conclude the call if there are no other question.

Conference Coordinator:	Thank you. This concludes today’s audio conference. We appreciate your participation. You may disconnect at this time. Thanks, and have a great day.

END

Note Regarding Non-GAAP Financial Measures

This presentation includes the following financial measures: Pro forma net loss (income) and EPS calculation, pro forma quarterly SG&A, pro forma quarterly SG&A as a percentage of revenues, and annualized SG&A run rate for the three month periods ended September 30, 2004 and September 30, 2003. These items were discussed on the Company’s conference call held October 27, 2004 regarding its financial results for the quarter ended September 30, 2004. These items are not financial measures under generally accepted accounting principles in the United States. Because these items are not GAAP financial measures, other companies may present similarly titled items determined with differing adjustments. Accordingly, these measures as presented herein should not be used to evaluate the Company’s performance by comparison to any similarly titled measures presented by other companies. The Company has included these non-GAAP financial measures because it uses these measures, and believes these measures are useful, in evaluating the Company’s operating results, cash position and its ability to generate cash. The following tables include a reconciliation of these non-GAAP financial measures with the most comparable GAAP measurement. Investors are strongly urged to review these reconciliations. In addition, the exclusion of certain adjustment items in the calculation of these non-GAAP measures does not imply that such items are non-recurring, infrequent or unusual. The Company has experienced such items in prior periods, and may experience similar items in future periods.

Caraustar Industries, Inc.

Reconciliation of Net Loss and EPS Calculation *

(in thousands)

	Three Months Ended September 30, 2004	Three Months Ended September 30, 2004
GAAP Net Loss and EPS as of September 30, 2004	$(596)	$(0.02)
Discussed Adjusting Items:
Right Sizing Initiatives (net of taxes)	$3,837	$0.13
Non-Recurring SG&A (net of taxes)	$1,529	$0.05
Hurricane Damage	$311	$0.01
Loss on Repurchase	$155	$0.01

Adjusted Net Loss and EPS as of September 30, 2004 (Non-GAAP)	$5,236	$0.18

Weighted Average number of shares outstanding Basic (GAAP)	28,506

	Three Months Ended September 30, 2003	Three Months Ended September 30, 2003
GAAP Net Loss and EPS as of September 30, 2003	$(1,147)	$(0.04)
Discussed Adjusting Items:
Right Sizing Initiatives (net of taxes)	$1,926	$0.07
Reversal of a Bad Debt Accrual (net of taxes)	$(1,181)	$(0.04)

Adjusted Net Loss and EPS as of September 30, 2003 (Non-GAAP)	$(401)	$(0.01)

Weighted Average number of shares outstanding Basic (GAAP)	27,990

*	See Note regarding Non-GAAP financial measures.

Caraustar Industries, Inc.

Reconciliation of SG&A Run Rate *

(In Thousands)

SG&A expense for the third quarter ending September 30, 2004 (GAAP)**	$33,931

Discussed Adjusting Item:
Third quarter non-recurring SG&A charge***	$(2,460)

SG&A expense for the third quarter ending September 30, 2004 (Non-GAAP)	$31,471

Annualized SG&A expense run rate (Non-GAAP)	$125,884

SG&A expense for the third quarter ending September 30, 2003 (GAAP)**	$31,845

Discussed Adjusting Item:
Third quarter non-recurring SG&A charge****	$1,900

SG&A expense for the third quarter ending September 30, 2003 (Non-GAAP)	$33,745

Annualized SG&A expense run rate (Non-GAAP)	$134,980

*	See Note regarding Non-GAAP financial measures.
**	Derived from the respective statement of operations
***	Derived from PARS Expense and SOX Expense for a total of $2,460
****	Represents the reversal of a bad debt accrual

	Three Months Ended September 20, 2004	Three Months Ended September 30, 2003
Sales (GAAP)	$273,789	$255,013
Adjusted SG&A (Non-GAAP) as reported above	$31,471	$33,745

Percentage of Revenue (Non-GAAP)	11.5%	13.2%